CLOSING PROCEDURE LETTER

     (9701 Wilshire Boulevard, Beverly Hills, California)

                        October 5, 1994


First American Title Insurance Company
100 North LaSalle Street
Suite 2115
Chicago, Illinois 60602
Attention:  Mary Lou Kennedy

          Re:  9701 Wilshire Boulevard
               Beverly Hills, California

Ladies and Gentlemen:

     Please refer to that certain Purchase Agreement and Joint Escrow Instructions dated as of September 1, 1994, between Carlyle Real Estate Limited Partnership-XV ("Seller"), and 9701 Wilshire Boulevard, Inc. ("Buyer"), as such agreement has heretofore been modified or amended (the "Purchase Agreement"), a copy of which has previously been delivered to you. Except as otherwise indicated, each capitalized term used herein shall have the meaning set forth for the same in the Purchase Agreement.

     This letter will constitute your instructions with respect to the "Funds" and "Documents" described below.

     A. Prior Deposit. In accordance with the terms of the Purchase Agreement, Buyer delivered to you the aggregate amount of $500,000 as the Initial Escrow Deposit and the Additional Escrow Deposit required thereunder (the aggregate amount held by you in connection therewith, including all interest earned thereon, is herein called the "Deposit").

     B.   Delivery of Balance of Funds.  On or before October 6, 1994
(the "Closing Date"), Buyer will be wire-transferring to you the aggregate amount of $8,020,000 (the "Closing Funds") pursuant to the following instructions which you have provided us:

          American National Bank & Trust Company of Chicago
          33 North LaSalle Street
          Chicago, Illinois  60602
          ABA No. 071000770
          For the Account of First American Title Insurance Company
            (National Accounts Branch)
          Escrow Account No.:  4127757
          Reference Escrow Re: NA15138 (9701 Wilshire Boulevard)
          (Please advise Accounting Department upon receipt at 312-750-6780)

The Deposit and the Closing Funds are herein collectively called the "Funds".

     C.   Delivery of Documents.

          (1) Delivery of Grant Deed. On or before the Closing Date, Seller shall deliver to you one fully executed and acknowledged original of the Grant Deed, together with a separate documentary transfer tax statement.

          (2)  Delivery of Closing Statements.  On or before the Closing
Date, Buyer and Seller shall also deliver to you executed originals of the Closing Statements (the "Closing Statements") described in
Section 1.6045-4(e)(3)(ii) of the U.S. Treasury Regulations (the "Regulations") with respect to the transactions contemplated by the Purchase Agreement, signed or initialed by each of Seller and Buyer.

          (3)  Delivery of Additional Documents.  On or before the
Closing Date, Seller may also be delivering to you certain partnership documents, affidavits and other agreements or documents to assist you in issuing the "Title Policies", as hereinafter defined (all such documents, affidavits and agreements being herein called the "Additional Documents").

          (4) Definition. As used herein, the "Documents" means the Grant Deed, the Closing Statements and the Additional Documents, collectively.

          (5) Additional Instructions. It is Seller's understanding that both Buyer and Prudential Insurance Company of America ("Lender") have or will be sending you separate instructions respecting the transactions hereunder. Nothing contained in those separate instructions, however, shall modify or amend the instructions contained herein and you are not authorized by Seller to take any actions which conflict with, or would otherwise prevent you from complying with, the instructions set forth herein.

     D. Conditions to Close of Escrow. The Funds shall not be disbursed and the Documents shall not be recorded (or filed) or delivered to any person or entity until each of the following conditions is satisfied:

          (1) You have received all of the Funds and you are unconditionally and irrevocably prepared to wire or otherwise disburse the same in accordance with paragraph E below.

          (2) You have received the Documents and you are unconditionally and irrevocably prepared to record the Grant Deed in accordance with paragraph E below.

          (3) In connection with the payoff of Seller's existing loan ("Existing Loan") with Lender, an amount equal to $10,750,000 (the new loan amount obtained by Buyer from Lender) is to be deemed paid by Lender crediting such amount in partial payment of the Existing Loan. In that connection, it shall be a condition to your disbursing or recording hereunder that you are unconditionally and irrevocably prepared to take such actions as required by Lender pursuant to its separate instructions to cause such $10,750,000 to be credited as aforesaid (provided, however, such condition shall not be deemed satisfied if such actions are in conflict with, or would otherwise prevent you from complying with, the instructions of Seller set forth herein).

          (4) You are unconditionally and irrevocably prepared to issue title insurance policies covering the Property in the form required by Buyer and/or Lender pursuant to their separate instructions (the "Title Policies").

          (5) You have received all information necessary for filing the forms (the "Information Returns") then required to be filed pursuant to
Section 6045 of the Internal Revenue Code with respect to the transactions contemplated by the Purchase Agreement (including Seller's written approval of the amount of gross proceeds to be shown on the Information Returns) and you are unconditionally and irrevocably prepared to serve as the designated "reporting person" (with such term having the meaning prescribed in Section 1.6045-4(a) of the Regulations) in accordance with Section 1.6045-4(e)(5) of the Regulations and, accordingly, (a) file all information returns required under the Regulations in respect of such transactions, and (b) furnish to the Seller any statements required under the Regulations in respect of such transactions.

     E. Close of Escrow. If the conditions specified in paragraph D above are satisfied on the Closing Date, then you shall immediately confirm the foregoing to Seller, and thereafter you shall immediately:

          (1) Record the Grant Deed with the appropriate recorder's office (and, if available from Lender, the reconveyance documents respecting the Existing Loan).

          (2) Deliver any amounts due to third parties under the Closing Statement in accordance with the respective instructions (the "Third Party Instructions") from such third parties.

          (3) Wire the amount due Seller (the "Seller Amount") under the Closing Statement in accordance with the following wiring instructions ("Seller Wiring Instructions"): to Bank of America Illinois, 231 South La Salle Street, Chicago, Illinois 60697, ABA No. 071000039, for credit to the account of Carlyle Real Estate Limited Partnership-XV, Account
No. 4909542. Notwithstanding anything to the contrary contained herein, the Seller Wiring Instructions may not be changed except by written notice from a "Seller Funding Representative" (i.e., Julie Parks [312] 915-2875, Robert Chapman [312] 915-2873, or Howard Kogen [312] 915-1500 of JMB Realty Corporation).

          (4) If after paying or delivering the amounts specified in clauses (2) and (3) above (and after paying all closing costs as specified herein), any portion of the Funds remain, then you are to deliver such remaining balance of the Funds ("Remaining Funds"), pursuant to separate instructions to be delivered by Buyer to you.

          (5) File all Information Returns and take all other actions described in paragraph D(5) of this letter.

     F. Delivery of Documents. As soon as available, please deliver a conformed "as-recorded" copy of the Grant Deed (and any reconveyance documents respecting the Existing Loan) to Pircher, Nichols & Meeks at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

     G. Closing Costs. All closing costs incurred in carrying out your duties under this letter are to be paid in accordance with the Purchase Agreement (as reflected in the Closing Statements).

     H. Investment of Funds. As soon as you receive any portion of the Funds you should immediately notify Seller of such fact. No investment of the Funds shall be made that will cause you to fail to comply with the provisions of Paragraph D above. If the transactions contemplated herein shall close but you are unable to deliver the Seller Amount (or any other portion of the Funds other than the Remaining Funds) on the same day, you shall promptly notify Seller of such fact. If Seller gives you oral or written instructions to do so, you shall invest such Seller Amount (and such other Funds, other than the Remaining Funds, as directed by Seller) in treasury bills or treasury backed repurchase agreements with the Bank (or such other short-term investment as may be authorized by Seller). Any investment of the Remaining Funds, if any, shall be as directed by Buyer. All interest accrued on the Funds prior to the closing of the transactions hereunder, as well as all interest accrued on the Remaining Funds after the closing, shall belong to Buyer and shall be delivered to Buyer in accordance with its separate instructions. All interest accrued on the Funds (other than the Remaining Funds) after the closing of the transactions hereunder shall belong to Seller and shall be wire-transferred to Seller in accordance with the Seller Wiring Instructions.

     I. Cancellation of Instructions. Notwithstanding anything to the contrary herein, if the conditions specified in paragraph D hereof are not satisfied on or before the Closing Date, then, if you receive written instructions to cancel this escrow from Seller, the instructions set forth in paragraphs A through F above shall be deemed canceled, you shall immediately return the Funds (and any interest thereon) to Buyer, in accordance with separate written instructions of Buyer (provided, however, the Deposit is to be disposed of in accordance with the terms and conditions of the Purchase Agreement) and you shall destroy the Documents on the next business day thereafter.

     J. Limitation of Liability. You are acting solely as escrow agent hereunder, and you shall be liable solely for your failure to comply with the terms of this letter. The foregoing will not limit your liability as title insurer under the terms of the Title Policies (such liability being in accordance with the terms of such policies).

     K. Execution by Counterparts. This letter of instructions may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same letter of instructions.

                         Very truly yours,

                         PIRCHER, NICHOLS & MEEKS
                         as attorneys for Seller



                         By
                              Gary M. Laughlin


ACCEPTED AND AGREED TO
as of the date first
above written:

FIRST AMERICAN LAND TITLE
INSURANCE COMPANY,
a ______________________


By
     Name:
     Title: